Exhibit 10.1

2005 Omnibus Incentive Compensation Plan

Mirant Corporation

Effective December 2005

1

2

MIRANT CORPORATION
2005 Omnibus Incentive Compensation Plan

Article 1. Establishment, Purpose, and Duration

1.1          Establishment. Mirant Corporation, a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Mirant Corporation 2005 Omnibus Incentive Plan, as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, Other Stock-Based Awards, Covered Employee Annual Incentive Awards, and Nonemployee Director Awards.

This Plan shall become effective upon the Effective Date (as defined in Section 1.3) and shall remain in effect as provided in Section 1.3 hereof.

1.2          Purpose of the Plan. The purpose of this Plan is to provide a means whereby Employees and Directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3          Duration of the Plan. Following the adoption of the Plan by the Board, the Plan shall become effective as of the Effective Date (as defined in the Reorganization Plan), provided that the Reorganization Plan, which shall include the adoption of the Plan, is approved by a majority of the amount of Allowed Claims (within the meaning of the Reorganization Plan), within the 12-month period ending on the Effective Date. The Plan shall continue in effect, subject to the right of the Board to terminate the Plan at any time pursuant to Article 20, until all Shares subject to the Plan are delivered pursuant to the Plan’s provisions and all restrictions on such Shares have lapsed; provided, however, that no Award may be granted under the Plan more than 10 years after the Effective Date. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than 10 years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

Article 2. Definitions

Whenever used in this Plan, the following capitalized terms shall have the meanings set forth below:

2.1                               “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2                               “Award” means a Nonqualified Stock Option, Incentive Stock Option, SAR, Restricted Stock Award, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award, Other Stock-Based Award, Covered Employee Annual Incentive Award, and Nonemployee Director Award granted pursuant to the terms and conditions of the Plan.

2.3                               “Award Agreement” means either: (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.4                               “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

2.5                               “Board” means the Board of Directors of the Company.

2.6                               “Cash-Based Awards” means an Award granted to a Participant as described in Article 9.

2.7                               “Cause” shall have the meaning ascribed to such term in a Participant’s Award Agreement.

2.8                               “Change of Control” means the occurrence of any of the following events:

(a)                                  Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors;

(b)                                 Persons who on 60th day following the Emergence Date constitute the Board (the “Emergence Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person who becomes a director of the Company subsequent to the 60th day following the Emergence Date shall be considered an Emergence Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Emergence Directors; but provided further that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Emergence Director;

(c)                                  Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; and

(d)                                 Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.9                               “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.10                        “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, except with respect to matters which under any applicable law, regulation or rule, including any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 thereunder) or Code Section 162(m), are required to be determined in the sole discretion of the Committee.

2.11                        “Company” means Mirant Corporation or any successor entity.

2.12                        “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.13                        “Covered Employee Annual Incentive Award” means an Award granted to a Covered Employee as described in Article 13.

2.14                        “Director” means any individual who is a member of the Board of Directors of the Company.

2.15                        “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to an Award but that have not been issued or delivered, as described in Article 15.

2.16                        “Employee” means any person designated as an employee of the Company, its Affiliates, and/or Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, its Affiliates, and/or Subsidiaries as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, its Affiliates, and/or Subsidiaries without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, its Affiliates, and/or Subsidiaries during such period. As further outlined in Section 16.2, for purposes of this Plan, upon approval by the Committee, the term Employee may also include Employees that have been terminated from the Company subsequent to being granted an Award under the Plan.

2.17                        “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

2.18                        “Extraordinary Items” means (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s annual report.

2.19                        “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.20                        “Fair Market Value” or “FMV” means the opening, closing, actual, high, or low selling prices of a Share reported on the principal exchange on which the Shares are then listed or admitted for trading, on the applicable date (or, if the Shares were not traded on such date, then on the last preceding date on which the Shares were traded), the preceding trading day or an average of trading days during a specified period within 30 days before and 30 days after the applicable date, provided that the commitment to grant the Award based on such average of trading days is irrevocable before the beginning of such specified period, as determined by the Committee in its discretion. Unless the Committee determines otherwise and specifies in the Award Agreement, the closing price of a Share reported on the principal exchange on which the Shares are listed or admitted for trading on the applicable date, or, if the Shares were not traded on such date, then on the most recent date on which Shares were traded, shall be used for purposes of applying the immediately preceding sentence. If the Shares are traded over the counter at the time as of which a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low selling prices, closing bid and asked prices, or opening and closing prices of a Share on the applicable date (or, if such prices are not reported for such date, then on the last preceding date for which such prices were reported, or, if the Shares were not traded on such date, then on the last preceding date on which the Shares were traded), as determined by the Committee in its discretion.  In the event Shares are not publicly traded at the time as of which a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner through the reasonable application of such reasonable valuation method as it deems appropriate. Such definition(s) of Fair Market Value shall be specified in each Award Agreement and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award. The basis for determining FMV shall be consistently used as determined by the Committee; in addition, if an average of trading days is used to determine FMV pursuant to the first sentence of this Section 2.20, such valuation method shall be used consistently for grants of NQSOs and SARs under the plan and such types of awards under similar programs of the Company.  Notwithstanding the foregoing to the contrary, for purposes of the Exercise Price of any ISO, FMV shall be determined consistent with Code Section 422.  In each case, the Committee shall determine Fair Market Value in a manner that satisfies the requirements of Code Section 409A, and shall apply the definition of Fair Market Value consistently to the extent required by Code Section 409A.

2.21                        “Freestanding SAR” means an SAR that is granted independently of any Option, as described in Article 7.

2.22                        “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.23                        “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.24                        “Insider” means an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.25                        “Nonemployee Director” means a Director who is not an Employee.

2.26                        “Nonemployee Director Award” means any Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.27                        “Nonqualified Stock Option” or “NQSO” means an Option to purchase Shares granted to a Participant under the Plan in accordance with the terms and conditions set forth in Article 6 where such option is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

2.28                        “Notice” means notice provided by the Participant to the Company in a manner prescribed by the Committee.

2.29                        “Option” means a right to purchase a Share granted to a Participant under the Plan in accordance with the terms and conditions set forth in Article 6. Options may be either ISOs or NQSOs.

2.30                        “Other Stock-Based Awards” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted in accordance with the terms and conditions set forth in Article 10.

2.31                        “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.32                        “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.33                        “Performance Measure” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.34                        “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.35                        “Performance Share” means an Award granted to a Participant under the Plan in accordance with the terms and conditions set forth in Article 9, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.36                        “Performance Unit” means an Award granted to a Participant under the Plan in accordance with the terms and conditions set forth in Article 9, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.37                        “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.38                        “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.39                        “Plan” means the Mirant Corporation 2005 Omnibus Incentive Plan.

2.40                        “Plan Year” means any calendar year.

2.41                        “Reorganization Plan” means the certain Joint Chapter 11 Plan of Reorganization, filed September 30, 2005, for the Company and its affiliated debtors, as amended and/or supplemented from time to time.

2.42                        “Restricted Stock” means an Award granted to a Participant under the Plan in accordance with the terms and conditions set forth in Article 8.

2.43                        “Restricted Stock Unit” means an Award, whose value is equal to a Share, awarded under the Plan in accordance with the terms and conditions set forth in Article 8.

2.44                        “SEC” means the Securities and Exchange Commission.

2.45                        “Service Vesting Award” means an Award, the vesting of which is contingent solely on the continued service of the Participant as an Employee or a Director.

2.46                        “Share” means a share of common stock of the Company, $0.01 par value per share.

2.47                        “Stock Appreciation Right” or “SAR” means an Award granted to a Participant under the Plan and in accordance with the terms and conditions of Article 7. An SAR may be either a “Tandem SAR” or a “Freestanding SAR,” as defined in Article 7.

2.48                        “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than twenty-five percent (25%) by reason of stock ownership or otherwise.

2.49                        “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a company acquired by the Company, its Affiliates, and/or Subsidiaries, or with which the Company, its Affiliates, and/or Subsidiaries combine.

2.50                        “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3. Administration of the Plan

3.1          General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2          Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, and, subject to Article 20, adopting modifications and amendments to this Plan or any Award Agreement, including, without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or Subsidiaries operate.

3.3          Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer with respect to Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Shares and Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Shares and Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to the Plan

4.1          Number of Shares Available for Award. Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for issuance to Participants under this Plan (the “Share Authorization”) shall be 18,575,851 Shares.

Subject to the foregoing limit on the number of Shares that may be delivered in the aggregate under the Plan, the maximum number of Shares that may be delivered with respect to the following types of Awards shall be as follows:

(a)                                  The maximum number of Shares that may be issued as ISOs shall be 5,000,000.

(b)                                 The maximum number of Shares that may be issued to Nonemployee Directors shall be 2,500,000 Shares. A Nonemployee Director may not be granted an Award covering more than 2,500,000 Shares in any Plan Year, except that this annual limit on Nonemployee Director Awards shall be increased to 5,000,000 Shares for any Nonemployee Director serving as Chairman of the Board; provided, however, that in the Plan Year in which an individual is first appointed or elected to the Board as a Nonemployee Director, such individual may be granted an Award covering up to an additional 2,500,000 Shares.

4.2          Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the exercise price of an Option is satisfied by delivering Shares to the Company (whether by actual delivery or by attestation), only the net number of Shares actually issued by the Company shall be considered for purposes of determining the number of Shares remaining available for issuance pursuant to Awards granted under the Plan. Shares withheld from an Option or other Award to satisfy minimum tax withholding requirements will again be available for issuance pursuant to Awards granted under the Plan, but Shares delivered by a Participant (whether by actual delivery or by attestation) to satisfy tax withholding requirements shall not be added back to the number of Shares available for issuance under the Plan. If an SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3          Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)                                  Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be 5,000,000.

(b)                                 SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be 5,000,000.

(c)                                  Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be 5,000,000 Shares.

(d)                                 Performance Shares or Performance Units: The maximum aggregate grant with respect to Awards of Performance Shares made in any Plan Year to any one Participant shall be 5,000,000 Shares. The maximum aggregate amount awarded with respect to Performance Units made in any Plan Year to any one Participant shall not exceed the value of 5,000,000 Shares.

(e)                                  Cash-Based Awards: The maximum aggregate amount awarded with respect to Cash-Based Awards made in any Plan Year to any one Participant shall not exceed $20,000,000.

(f)                                    Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards made in any one Plan Year to any one Participant shall be 5,000,000 Shares.

(g)                                 Covered Employee Annual Incentive Award. The maximum aggregate amount awarded with respect to Covered Employee Annual Incentive Awards made in any Plan Year to a Covered Employee shall not exceed $6 million dollars.

4.4          Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Exercise Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods, subject to the requirements of Article 12 in the case of Awards intended to qualify as Performance-Based Compensation. The Committee shall not make any adjustment pursuant to this Section 4.4 that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Section 409A; or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Section 409A.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 20, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the ISO rules under Code Section 422 and deferred compensation rules under Code Section 409A, where applicable.

4.5          Substitute Awards. Any Shares delivered upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be the number of Shares set forth in Section 4.1(a), as adjusted pursuant to Section 4.4.

Article 5. Eligibility and Participation

5.1          Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.

5.2          Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

5.3          Nonemployee Director Awards. Each Director shall be eligible to receive Nonemployee Director Awards, all in accordance with the terms and conditions of the Plan, provided that, as of the grant date of such a Nonemployee Director Award, such Director is not an Employee of the Company.

Article 6. Stock Options

6.1          Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Section 422). However, if a Participant provides services to an Affiliate and/or Subsidiary and not to the Company, the Participant may be granted an Option only to the extent that the Company qualifies as a “service recipient” with respect to the Participant for purposes of Code Section 409A; provided that such definition of “service recipient” shall be determined by (a) applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (b) where the use of Shares with respect to the grant of an Option to such a Participant is based upon legitimate business criteria, by applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2.

6.2          Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3          Exercise Price. The Exercise Price for each grant of an Option under this Plan shall be determined by the Committee, in its discretion, and shall be specified in the Award Agreement; provided, however, the Exercise Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant.

6.4          Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5          Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6          Payment. Options granted under this Article 6 shall be exercised by the delivery of a Notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price. The Exercise Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price prior to their tender to satisfy the Exercise Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, without limitation, if the Committee so determines, a cashless (broker-assisted) exercise.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7          Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state or non-U.S. securities laws applicable to such Shares.

6.8          Termination of Employment or Directorship. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9          Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7. Stock Appreciation Rights

7.1          Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs. However, if a Participant provides services to an Affiliate and/or Subsidiary and not to the Company, the Participant may be granted an SAR only to the extent that the Company qualifies as a “service recipient” with respect to the Participant for purposes of Code Section 409A; provided that such definition of “service recipient” shall be determined by (a) applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (b) where the use of Shares with respect to the grant of a SAR to such a Participant is based upon legitimate business criteria, by applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant. The Grant Price of Tandem SARs shall be equal to the Exercise Price of the related Option.

7.2          SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3          Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4          Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5.         Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the excess of the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised over the Exercise Price of the underlying ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

7.6          Settlement of SAR Amount. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)                                  The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)                                 The number of Shares with respect to which the SAR is exercised.

The payment upon SAR exercise shall be in Shares or cash, as determined by the Committee.

7.7          Termination of Employment or Directorship. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.8          Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1          Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2          Restricted Stock or Restricted Stock Unit Award Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3          Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4          Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Mirant Corporation 2005 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Mirant Corporation.

8.5          Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6          Termination of Employment or Directorship. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7          Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.8          Compliance With Section 409A.  Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit shall be paid in full to the Participant no later than the 15th day of the third month after the end of the first calendar year in which the Restricted Stock Unit is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A.  If the Committee provides in an Award Agreement that a Restricted Stock Unit is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A.

Article 9. Performance Units, Performance Shares and Cash-Based Awards

9.1          Grant of Performance Units, Performance Shares, and Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units, Performance Shares, and/or Cash-Based Awards to Participants in such amounts and upon such terms as the Committee shall determine.

9.2          Value of Performance Units, Performance Shares, and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as determined by the Committee. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units, Performance Shares or Cash-Based Awards that will be paid out to the Participant.

9.3          Earning of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units, Performance Shares or Cash-Based Awards shall be entitled to receive payout on the value and number of Performance Units, Performance Shares or Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4          Form and Timing of Payment of Performance Units, Performance Shares, and Cash-Based Awards. Payment of earned Performance Units, Performance Shares or Cash-Based Awards shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units, Performance Shares or Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units, Performance Shares, or Cash-Based Awards as soon as practicable after the end of the Performance Period and following the Committee’s determination of actual performance against the Performance Measures and related goals established by the Committee. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5          Termination of Employment or Directorship. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units, Performance Shares, and/or Cash-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units, Performance Shares, or Cash-Based Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

9.6          Compliance With Section 409A.  Unless the Committee provides otherwise in an Award Agreement, each Performance Share or Performance Unit shall be paid in full to the Participant no later than the 15th day of the third month after the end of the first calendar year in which the Performance Share or Performance Unit is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A.  If the Committee provides in an Award Agreement that a Performance Share or Performance Unit is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A.

Article 10. Other Stock-Based Awards

10.1        Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2        Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.3        Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.4        Termination of Employment or Directorship. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Participant, but need not be uniform among all Awards of Other Stock-Based Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

10.6        Compliance With Section 409A.  Unless the Committee provides otherwise in an Award Agreement, each Cash-Based Award or Other Stock-Based Award shall be paid in full to the Participant no later than the 15th day of the third month after the end of the first calendar year in which the Cash-Based Award or Other Stock-Based Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A.  If the Committee provides in an Award Agreement that a Cash-Based Award or Other Stock-Based Award is intended to be subject to Code

Section 409A, the Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A.

Article 11. Transferability of Awards

11.1        Transferability of Incentive Stock Options. No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under Article 6 shall be exercisable during his or her lifetime only by such Participant.

11.2        All Other Awards. Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to Section 11.1. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Board or Committee decides to permit further transferability, subject to Section 11.1, all Awards granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant. With respect to those Awards (other than ISOs), if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

Article 12. Performance Measures

12.1        Performance Measures. The objective performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)                                  Net earnings or net income (before or after taxes);

(b)                                 Earnings per share;

(c)                                  Net sales or revenue;

(d)                                 Net operating profit;

(e)                                  Return measures (including return on assets, capital, invested capital, equity, sales, or revenue);

(f)                                    Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)                                 Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)                                 Gross or operating margins;

(i)                                     Productivity ratios;

(j)                                     Share price (including, but not limited to, growth measures and total shareholder return);

(k)                                  Expenses;

(l)                                     Margins;

(m)                               Operating efficiency;

(n)                                 Market share;

(o)                                 Customer satisfaction;

(p)                                 Working capital; and

(q)                                 Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Such performance goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m)(4)(C), or any successor provision thereto, and the regulations thereunder, for performance-based compensation, and may be set forth in the applicable Award Agreement.  Any Performance Measure(s) may be used to measure the performance of the Company, its Affiliates, and/or Subsidiaries as a whole or any business unit of the Company, its Affiliates, and/or Subsidiaries or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2        Evaluation of Performance.  Notwithstanding any other provision of this Plan, payment or vesting of any such Award shall not be made until the Committee certifies in writing that the applicable performance goals and any other material terms of such Award were in fact satisfied, except as otherwise provided in Section 12.3.  The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3        Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4        Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting of such Awards on performance measures other than those set forth in Section 12.1.

Article 13. Covered Employee Annual Incentive Award

The Committee may designate Covered Employees who are eligible to receive an annual incentive award with respect to any Plan Year based on the attainment of certain goals, which may determine the degree of the payout and/or vesting which are designed to qualify for the Performance-Based Exception. The performance measure(s) to be used for purposes of determining a Covered Employees annual incentive award shall be selected from the list provided in Article 12 of this Plan. The provisions, including but not limited to the evaluation of performance and adjustment provisions set forth in Article 12 of this Plan, shall also be applicable to any Covered Employee Annual Incentive Award.

Article 14. Nonemployee Director Awards

Nonemployee Directors may only be granted Awards under the Plan in accordance with this Article 14 and which shall not be subject to management’s discretion. From time to time, the Board shall set the amount(s) and type(s) of equity awards that shall be granted to all Nonemployee Directors on a periodic, nondiscriminatory basis pursuant to the Plan, as well as any additional amount(s), if any, to be awarded, also on a periodic, nondiscriminatory basis, based on each of the following: the number of committees of the Board on which a Nonemployee Director serves, service of a Nonemployee Director as the chair of a Committee of the Board, service of a Nonemployee Director as Chairman of the Board, or the first selection or appointment of an individual to the Board as a Nonemployee Director. Subject to the limits set forth in Section 4.1(b) and the foregoing, the Board shall grant such Awards to Nonemployee Directors and any Nonemployee Chairman of the Board, and grant new Nonemployee Director Awards, as it shall from time to time determine.

Article 15. Dividends and Dividend Equivalents

The Committee may grant dividends or dividend equivalents based on the dividends declared on Shares that are subject to any Award. The dividends or dividend equivalents may be credited as of the dividend payment dates, during the period between the date the Award is granted and the date the Award vests. The dividends or dividend equivalents may be subject to any limitations and/or restrictions determined by the Committee. Dividend equivalents shall be converted to cash or additional Shares by such formula and at such time, and shall be paid at such times, as may be determined by the Committee.  Unless the Award Agreement provides otherwise, such dividend equivalents shall be paid to the Participant at least annually, not later than the 15th day of the third month following the end of the calendar year in which the dividend equivalents are credited (or, if later, the 15th day of the third month following the end of the calendar year in which the dividend equivalents are no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A).  Any dividend equivalents that are accumulated and paid after the date specified in the preceding sentence shall be explicitly set forth in a separate arrangement that provides for the payment of the dividend equivalents at a time and in a manner that satisfies the requirements of Code Section 409A.

Article 16. Effects of Transfer, Leave of Absence, or a Change in Status

16.1        Transfer of Employment or Leave of Absence. For purposes of the Plan, a transfer of an Employee from the Company to an Affiliate or Subsidiary (or, for purposes of any ISO granted under the Plan, only a Subsidiary), or vice versa, or from one Affiliate or Subsidiary to another (or, in the case of an ISO, only from one Subsidiary to another), and a leave of absence, duly authorized in writing by the Company, shall not be deemed a termination of employment of the Employee for purposes of the Plan or with respect to any Award (in the case of ISOs, to the extent permitted by the Code).

16.2        Change in Status. The Committee shall have the discretion to determine the effects upon any Award, upon an individual’s status as an Employee or Director for purposes of the Plan (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) and upon the exercisability, vesting, termination or expiration of any Award in the case of: (a) any Participant who is employed by an entity that ceases to be an Affiliate or Subsidiary (whether due to a spin-off or otherwise), (b) any transfer of a Participant between locations of employment with the Company, an Affiliate, and/or Subsidiary or between the Company, an Affiliate or Subsidiary or between Affiliates or Subsidiaries, (c) any leave of absence of a Participant, (d) any change in a Participant’s status from an Employee to a consultant or Director, or vice versa; and (e) upon approval by the Committee, any Employee who is terminated by the Company however becomes employed by a partnership, joint venture, corporation or other entity not meeting the requirements of an Affiliate or Subsidiary, subject, in each case, to the requirements of Code Section 422 applicable to any ISOs.

Article 17. Rights of Participants

17.1        Rights or Claims.  No individual shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than with such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award, or to all Awards, or as are expressly set forth in the Award Agreement evidencing such Award. Without limiting the generality of the foregoing, nothing contained in the Plan or in any Award Agreement shall be deemed to:

(a)          Give any Employee or Director the right to be retained in the service of the Company, its Affiliates and/or Subsidiaries, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(b)         Restrict in any way the right of the Company, its Affiliates and/or Subsidiaries to terminate, change or modify any Employee’s employment or any Director’s service as a Director at any time with or without cause;

(c)          Give any Employee or Director the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company, its Affiliates and/or Subsidiaries, nor be construed as limiting in any way the right of the Company, its Affiliates and/or Subsidiaries to determine, in its sole discretion, whether or not it shall pay any Employee or Director bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(d)         Give any Participant any rights whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.

17.2        Adoption of Plan. The adoption of the Plan shall not be deemed to give any Employee or Director of the Company, its Affiliates and/or Subsidiaries or any other individual any right to be selected as a Participant or to be granted an Award.

Article 18. Withholding

18.1        Tax Withholding. The Company, its Affiliates and/or Subsidiaries are authorized to withhold from any Award granted or payment due under the Plan the amount of all Federal, state, local and non-United States taxes due in respect of such Award or payment and to take any such other action as may be necessary or appropriate in the opinion of the Committee to satisfy all obligations for the payment of such taxes.

The recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company, as determined in the Committee’s discretion, for the satisfaction of any withholding tax obligations that arise by reason of any payment or distribution. The Company shall not be required to make any payment or distribution under or relating to the Plan or any Award until such obligations are satisfied or such arrangements are made, as determined by the Committee in its discretion.

18.2        Withholding or Tendering Shares. Without limiting the generality of Section 18.1, the Committee in its discretion may permit a Participant to satisfy or arrange to satisfy, in whole or in part, the withholding tax obligations incident to an Award by: (a) electing to have the Company withhold a portion of the Award otherwise deliverable to such Participant pursuant to such Award (provided, however, that the amount of any Award so withheld shall not exceed the amount necessary to satisfy required withholding tax obligations using the minimum statutory withholding rates for Federal, state, local and/or non-United States tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant and purchased or held for the requisite period of time as may be required to avoid the Company’s, its Affiliates’ and/or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of a Share on the payment date as determined by the Committee.

The satisfaction of withholding taxes pursuant to this Article 18 shall be subject to such restrictions as the Committee may impose, including any restrictions required by applicable law or the rules and regulations of the SEC.

Article 19. Change of Control

19.1 Change of Control of the Company. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 19 shall apply in the event of a Change of Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

Upon a Change of Control, except to the extent that another Award meeting the requirements of Section 19.2 (a “Replacement Award”) is provided to the Participant to replace such Award (the “Replaced Award”), and except as provided in the following paragraph, all then-outstanding Options and Stock Appreciation Rights shall become fully vested and exercisable, and all other then-outstanding Awards that are Service Vesting Awards shall vest in full and be free of restrictions. In such event, the Committee shall notify the Participant that his or her Awards shall be fully exercisable for a period of not less than fifteen (15) days from the date of such notice, contingent upon the consummation of the event giving rise to the Change of Control, and upon the expiration of such period any unexercised Awards shall terminate. The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

If an Award is subject to Code Section 409A, the Committee may accelerate the vesting of the Award upon a Change in Control, but the Committee shall not accelerate the date on which the Award is paid.  The Committee shall not extend the period to exercise an Option or Stock Appreciation Right to the extent that the extension would cause the Option or Stock Appreciation Right to become subject to Code Section 409A.

19.2        Replacement Awards. An Award shall meet the conditions of this Section 19.2 (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 19.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.  Any such Replacement Awards shall comply with the requirements of Code Sections 422, 424 and 409A, as the Committee determines applicable.

19.3        Termination of Employment. Unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Agreement, upon a termination of employment or termination of directorship of a Participant occurring in connection with or during the period of two (2) years after such Change of Control, other than for Cause, (i) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all Options and Stock Appreciation Rights held by the Participant immediately before the termination of employment or termination of directorship that the Participant held as of the date of the Change of Control or that constitute Replacement Awards shall remain exercisable for not less than one (1) year following such termination or until the expiration of the stated term of such Option or SAR, whichever period is shorter; provided, that if the applicable Award Agreement provides for a longer period of exercisability, that provision shall control.

Article 20. Amendment, Modification, Suspension, and Termination

20.1        Amendment, Modification, Suspension, and Termination. Subject to Section 20.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Exercise Price of a previously granted Option or the Grant Price of a previously granted SAR, and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

20.2        Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. Any such adjustment made with respect to an Award intended to be an ISO shall be made only to the extent consistent with such intent, unless the Committee determines otherwise, and any such adjustment that is made with respect to an Award that is intended to qualify as Performance-Based Compensation shall be made consistent with the intent that such Award qualify for the performance-based compensation exception under Code Section 162(m) (or any successor provision). Additionally, the Committee shall not make any adjustment pursuant to this Section 20.2 that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Section 409A; or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

20.3        Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 20.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

20.4        Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Board may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated there under.

Article 21. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 22. Miscellaneous Provisions

22.1        Consent to Terms and Conditions. By accepting any benefit under the Plan, each Participant and each individual claiming under or through such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Company or the Board.

22.2        Beneficiary Designation. Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid or exercised by the Participant’s executor, administrator, or legal representative.

22.3        Forfeiture Events.

(a)                                  The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)                                 If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial reporting requirement.

22.4        Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

22.5        Drafting Context. The words “Article” and “Section” shall refer to provisions of the Plan, unless expressly indicated otherwise. Wherever any words are used in the Plan or any Award Agreement in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

22.6        Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

22.7        Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

22.8        Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)                                  Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)                                 Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

22.9        Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22.10      Investment Representations. The Committee may require each individual receiving Shares in connection with any Award under the Plan to represent and agree with the Company in writing that such individual is acquiring Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe.

22.11      Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares or the payment of cash upon exercise or payment of any Award. Proceeds from the sale of Shares pursuant to Options granted under the Plan shall constitute general funds of the Company. The costs and expenses of the Plan shall be borne by the Company, including expenses of issuing Shares pursuant to any Awards granted hereunder.

22.12      Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

22.13      Fractional Shares. An Option or other Award shall not be exercisable with respect to a fractional Share. No fractional Shares shall be issued upon the exercise or payment of an Option or other Award.

22.14      Retirement and Welfare Plans. Payments and other compensation received by a Participant under an Award shall not be deemed part of such Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company, its Affiliates and/or Subsidiaries, unless expressly so provided by such other plan, contract or arrangement.

22.15      Nonexclusivity of this Plan. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company, its Affiliates and/or Subsidiaries, or prevent or limit the right of the Company, its Affiliates and/or Subsidiaries to establish any other forms of incentives or compensation for their Employees or Directors.

22.16      No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s, its Affiliates’ and/or Subsidiaries’ right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets;

or, (ii) limit the right or power of the Company, its Affiliates, and/or Subsidiaries to take any action which such entity deems to be necessary or appropriate.

22.17      Limits of Liability. Any liability of the Company, its Affiliates and/or Subsidiaries to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

None of the Company, any Affiliate or Subsidiary or any member of the Committee or the Board, or any other Person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

22.18      Deferred Compensation. If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A, then such Award shall be null and void. However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan, or a subplan which (in each case) meets the requirements of Code Section 409A. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A

22.19      Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)                                  Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)                                 Determine which Employees and/or Directors outside the United States are eligible to participate in this Plan;

(c)                                  Modify the terms and conditions of any Award granted to Employees and/or Directors outside the United States to comply with applicable foreign laws;

(d)                                 Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 22.19 by the Committee shall be attached to this Plan document as appendices; and

(e)                                  Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

22.20      Governing Law. Except as to matters concerning the issuance of Shares or other matters of corporate governance, which shall be determined, and related Plan and Award provisions construed, under the General Corporation Law of the State of Delaware, the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

22.21      Indemnification. Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by the individual in connection with or resulting from any claim, action, suit, or proceeding to which the individual may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by the individual in settlement thereof, with the Company’s approval, or paid by the individual in satisfaction of any judgment in any such action, suit, or proceeding against the individual, provided the individual shall give the Company an opportunity, at its own expense, to handle and defend the same before the individual undertakes to handle and defend it on the individuals own behalf, unless such loss, cost, liability, or expense is a result of the individuals own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

22.22      No Guarantee of Favorable Tax Treatment.  Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or foreign law.  The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.